SPECIAL POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS:

That I, Mr. Rishi Reddy, of 14 West Isle Place, The Woodlands, Texas 77381, (?Principal?) do hereby appoint D. Clay McCollor of 8505 Technology Forest Place, Suite 901, The Woodlands, Texas 77381, as my true and lawful attorney-in-fact and agent (subsequently called Agent) with full power of substitution, to act in my name, place and stead and on my behalf all or any of the following acts, deeds and things, to-wit:

      1.	Purpose.   Agent is hereby empowered and authorized to
act on my behalf with the Securities and Exchange Commission regarding the filing of my Form ID and any related documents which shall recognize my security interest in AccelPath, Inc.

      2	Termination.  This Power of Attorney shall terminate upon
satisfactory completion of this matter.


IN WITNESS WHEREOF, I hereunto set my hand this _27___ day of September, 2012.



                                          \S\ RISHI REDDY

                                          Mr. Rishi Reddy, Principal